                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                              Borders Group, Inc.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                  BORDERS LOGO
                               100 Phoenix Drive
                           Ann Arbor, Michigan 48108
        ---------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 24, 2000
        ---------------------------------------------------------------

To the Stockholders of
  BORDERS GROUP, INC.

     The Annual Meeting of Stockholders of Borders Group, Inc., a Michigan corporation (the "Company") will be held at 11:30 A.M. on May 24, 2000, at The Benjamin Hotel, 125 East 50th Street, New York, NY 10022 for the following purposes:

     1. To elect eight Directors of the Company, each to serve until the 2001 Annual Meeting of Stockholders or until a successor is elected and qualified,

     2. To approve an amendment to extend the term of the Company's Annual Incentive Bonus Plan and to re-affirm the performance goals and maximum amounts payable under the Plan, and

     3. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

     Only stockholders of record at the close of business on March 29, 2000, are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

                                          By Order of the Board of Directors,

                                          THOMAS D. CARNEY
                                          Secretary

Ann Arbor, Michigan
April 24, 2000

--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

   EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. RETURNING A SIGNED PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON, IF YOU SO DESIRE.
--------------------------------------------------------------------------------

                              BORDERS GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 24, 2000

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished to the stockholders of Borders Group, Inc., a Michigan corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company to be held at 11:30 A.M. on Wednesday, May 24, 2000, at The Benjamin Hotel, 125 East 50th Street, New York, NY 10022 and at any and all adjournments or postponements thereof. At the Annual Meeting, the stockholders of the Company are being asked to consider and vote upon the election of eight directors, each to serve until the 2001 Annual Meeting of Stockholders or until a successor is elected and qualified, and to adopt a proposal relating to The Company's Annual Incentive Bonus Plan.

     This proxy statement and the enclosed form of proxy are first being mailed to stockholders of the Company on or about April 24, 2000.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     Only holders of record of the Company's common stock ("Common Stock"), at the close of business on March 29, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 78,192,928 shares of Common Stock outstanding. The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. All abstentions and broker non-votes will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting but will be disregarded in tabulating the vote on the election of directors and other proposals.

     Each stockholder will be entitled to one vote, in person or by proxy, for each share of Common Stock held in such stockholder's name on the Record Date on any matter submitted to a vote of stockholders at the Annual Meeting. The election of the eight directors will require the affirmative vote of a plurality of the shares of Common Stock represented and voting in person or by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast in connection with determining plurality required to elect a director and will have no effect on the outcome of that vote or on the vote on any other proposal to be brought before the meeting.

     Stockholders are urged to sign and date the enclosed proxy and return it as soon as possible in the envelope enclosed for that purpose. Stockholders of record also may give proxies by calling a toll-free telephone number or by using the Internet. The telephone and Internet voting procedures are designed to authenticate the stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Specific instructions for stockholders of record who wish to use the telephone or Internet voting procedures are included with the enclosed proxy card.

     Shares of Common Stock represented by properly executed proxies received in time for voting at the Annual Meeting will, unless such proxy has previously been revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, the persons named in the accompanying form of proxy intend to vote all properly executed proxies received by them FOR the election of the Board of Director's nominees as Directors and FOR the proposal to approve the amendment to the Company's Annual Incentive Bonus Plan and to re-affirm the performance goals and maximum amounts payable under the Plan.

     No business other than as set forth in the accompanying Notice of Annual Meeting is expected to come before the Annual Meeting, but should any other matter requiring a vote of stockholders be properly brought before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters. For information with respect to advance notice requirements applicable to stockholders who wish to propose any matter for consideration or nominate any person for election as a director at the 2001 Annual Meeting, see "Proposals of Stockholders".

     Under applicable Michigan law, none of the holders of Common Stock is entitled to appraisal rights in connection with any matter to be acted on at the Annual Meeting.

     Execution of the enclosed proxy will not prevent a stockholder from attending the Annual Meeting and voting in person. Any proxy may be revoked at any time prior to the exercise thereof by delivering in a timely manner a written revocation or a new proxy (including a proxy via telephone or Internet) bearing a later date to the Secretary of the Company, 100 Phoenix Drive, Ann Arbor, Michigan 48108, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, however, in and of itself constitute a revocation of a proxy.

     The Company is making this solicitation. The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, and may be made personally or by telephone by officers and other employees of the Company who will not receive additional compensation for solicitation. The Company may retain Corporate Investor Communications, Inc. to assist in the distribution and solicitation of proxies at a cost of approximately $6,000.

     The principal executive offices of the Company are located at 100 Phoenix Drive, Ann Arbor, Michigan, 48108, and its telephone number is (734) 477-1100.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Eight directors will be elected at the Annual Meeting to serve until the 2001 Annual Meeting of Stockholders or until a successor is elected and qualified. Each of the nominees of the Company has committed to serve as a director if elected at the Annual Meeting and, to the best knowledge of the Board of Directors, is and will be able to serve if so elected. In the event that any of the nominees listed below should be unavailable to stand for election before the Annual Meeting, the persons named in the accompanying proxy intend to vote for such other person, if any, as may be designated by the Board of Directors, in the place of any nominee unable to serve.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE COMPANY'S NOMINEES AS DIRECTORS.

     Set forth below is a brief biography of each of the Company's nominee for election as a director.

     ROBERT F. DIROMUALDO, AGE 55. Mr. DiRomualdo has been the Chairman of the Board and a director of the Company since its formation in August 1994. He served as Chief Executive Officer of the Company from August 1994 until November 1998, and as President and Chief Executive Officer from April 1999 until November 1999.

     PETER R. FORMANEK, AGE 56. Mr. Formanek was co-founder of AutoZone, a retailer of aftermarket automotive parts, and served as President and Chief Operating Officer of AutoZone, Inc. from 1986 until his retirement in May, 1994. He currently is a director of The Perrigo Company, a manufacturer of store brand over-the-counter medicines and vitamins, and Gart Sports Company, a retailer of sporting goods. Mr. Formanek has served as a director of the Company since August, 1995.

     GREGORY P. JOSEFOWICZ, AGE 47. Mr. Josefowicz has served as President, Chief Executive Officer and a director of the Company since November 1999. For more than five years prior to joining the Company, he served in a variety of executive positions with Jewel-Osco, a food and drug retailer that is currently a division of Albertson's, Inc., most recently as President. Mr. Josefowicz also serves as a director of Ryerson Tull, Inc., a distributor and processor of metals.

     VICTOR L. LUND, AGE 52. Mr. Lund has served as Vice Chairman of Albertson's, Inc., a food and drug retailer, since June of 1999. Mr. Lund served as Chairman of the Board of American Stores Company from June 1995 until its acquisition by Albertson's in June of 1999, and as Chief Executive Officer of American Stores Company from August 1992 until June 1999. He was President of American Stores Company from August 1992 until June 1995. Mr. Lund has served as a director of the Company since July 1997, and also serves as a director of Service Corporation International, a provider of death care services.

     DR. EDNA GREENE MEDFORD, AGE 48. Dr. Greene Medford is an Associate Professor of History and a former Director of the Undergraduate Program in History at Howard University. She has served as a director of the Company since September, 1998.

     GEORGE R. MRKONIC, AGE 47. Mr. Mrkonic has served as the Vice Chairman of the Company since December 1994, and a director since its formation in August 1994. He also served as President of the Company from December 1994 until January 1997. Mr. Mrkonic is also a director of Champion Enterprises, Inc., a manufacturer and seller of manufactured homes, Syntel, Inc., a computer software and development company, and Cheap Tickets, Inc., a retail seller of discount tickets for domestic leisure air travel.

     LARRY POLLOCK, AGE 52. Mr. Pollock has served as President and Chief Operating Officer of Cole National Corporation, which operates retail vision and gift stores, since January, 2000. Mr. Pollock is also a partner of Independent Group L.P., a privately-held radio broadcasting company based in Cleveland, Ohio. From September 1998 until June 1999, Mr. Pollock served as President and Chief Executive Officer of HomePlace, Inc., a chain of home furnishings and housewares superstores, which he joined in January of 1997 as Executive Vice President and Chief Operating Officer. From 1994 until 1996, he served as the President, Chief Operating Officer and a director of Zale Corporation, a jewelry retailer. He has served as a director of the Company since August 1995.

     In January of 1998, HomePlace, Inc. filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware for reorganization under Chapter 11 of the Bankruptcy Code.

     BETH M. PRITCHARD, AGE 52. Ms. Pritchard has served as President and Chief Executive Officer of Bath & Body Works, a division of Intimate Brands, Inc. since 1993. She has served as a director of the Company since March 2000.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During the fiscal year ended January 23, 2000, the Board of Directors held eleven meetings. The Board of Directors has also established standing Audit and Compensation Committees. The membership and functions of the committees of the Board of Directors are as follows:

     The Audit Committee was established for the purpose of reviewing and making recommendations regarding the Company's employment of independent accountants, the annual audit of the Company's financial statements and the Company's internal controls, accounting practices and policies. Four meetings of the Audit Committee were held during the fiscal year ended January 23, 2000. The current members of the Audit Committee are Mr. Lund, Dr. Medford and Ms. Pritchard.

     The Compensation Committee was established for the purpose of making recommendations to the Board of Directors regarding the nature and amount of compensation for executive officers of the Company. The Compensation Committee also administers certain of the Company's employee benefit plans. Six meetings of the Compensation Committee were held during the fiscal year ended January 23, 2000. The current members of the Compensation Committee are Mr. Formanek and Mr. Pollock.

     Each director attended at least 75% of the Board and Committee meetings held during the period in which he or she was a director.

COMPENSATION OF DIRECTORS

     For service as a director, each director who is not an employee of the Company receives 2,000 restricted shares of Common Stock (the "Restricted Shares") paid at the beginning of the relevant calendar year, subject to a maximum value of $75,000, or, in the case of a director who is initially elected during a year, a percentage of such amount based upon the period during the applicable year in which he or she served as a director. The restrictions on such Restricted Shares will generally lapse one year from the date of grant.

     On the date of each of the Company's Annual Meetings, each eligible director receives an option to purchase 5,000 shares of common stock of the Company. The exercise price of options granted under the Plan is the fair market value on the date of grant. To be eligible to receive an option grant at an Annual Meeting, a director generally must have held at least 20,000 shares of Common Stock for the one-year period prior to the date of the meeting.

     Each option vests and becomes exercisable on the third anniversary of the date of grant except that (i) an option is forfeited in its entirety if the director ceases, at any time prior to his or her exercise of the option, to hold the minimum number of shares that he or she was required to hold for the one year period prior to the grant to be eligible therefor; (ii) all outstanding options vest and become immediately exercisable in the event of a change in control of the Company, and (iii) all options held by a director who has served as a director for six years or more vest and become immediately exercisable as of the date upon which he or she ceases to serve as a director.

     An option may be exercised only during the period that the optionee serves as a director of the Company or within three months after termination of such service and only if it is vested and has not expired at the time of termination. However, if the director ceases to serve as such as a result of death or if the individual has served as a director of the Company for more than 10 years, such three month period is extended to three years.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock of the Company. Such officers and directors are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports that they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company during the fiscal year ended January 23, 2000 and written representations that no other reports were required, all officers and directors of the Company complied with the
Section 16(a) filing requirements except that Mr. Hopkins was late in reporting one transaction that occurred in 1998 due to an inadvertent error in a report that was timely filed.

                             EXECUTIVE COMPENSATION

GENERAL

     The following summary compensation table sets forth information regarding the annual and long-term compensation awarded to, earned by or paid for the fiscal year ended January 23, 2000 to the named executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                   COMPENSATION
                                                                              -----------------------
                                                                                           SECURITIES
                                                             OTHER ANNUAL     RESTRICTED   UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR   SALARY(1)   BONUS(1)   COMPENSATION(2)     STOCK       OPTIONS     COMPENSATION(3)
---------------------------   ----   ---------   --------   ---------------   ----------   ----------   ---------------
Robert F. DiRomualdo,.......  1999         --      --                --          --          254,826      $    2,514
  Chairman of the             1998         --      --                --          --               (1)     $    2,684
  Board(4)                    1997         --      --                --          --          329,041      $    2,678
George R. Mrkonic,..........  1999         --      --                --          --          225,302      $    2,623
  Vice Chairman               1998         --      --                --          --               (1)     $    2,151
                              1997         --      --                --          --          289,844      $    6,995
Gregory P. Josefowicz(5)....  1999   $125,000      --          $239,625          --          365,000      $  200,000
  President and
  Chief Executive Officer
Philip M. Pfeffer(6)........  1999   $166,923      --                --          --           45,787      $2,931,296
                              1998         --      --          $249,998          --          719,373      $       --
Bruce A. Quinnell,..........  1999   $432,000      --                --          --           70,000      $    1,569
  Vice Chairman               1998         --      --                --          --               (1)     $    1,218
                              1997         --      --                --          --          300,048      $    1,026
Richard L. Flanagan,........  1999   $300,000                                                 40,000      $      617
  President-Borders           1998         --      --                --          --               (1)     $      731
  Stores(7)                   1997         --      --                --          --          217,898      $      529

-------------------------
(1) Messrs. DiRomualdo and Mrkonic were granted options in lieu of cash for 100% of their fiscal 1999 salary and bonus. The options grants to Messrs. DiRomualdo and Mrkonic covered 194,826 and 94,322 shares, respectively. The salary and bonus to which the named officers were entitled for fiscal 1999 is as follows: Mr. DiRomualdo, $474,553 salary, $474,553 bonus; Mr. Mrkonic, $257,500 salary, $257,500 bonus. Messrs. DiRomualdo, Mrkonic, Quinnell and Flanagan were granted options in lieu of cash for 100% of their fiscal 1998 and 1997 salary and bonus. Mr. Pfeffer was granted options in lieu of cash for 100% of his compensation for fiscal 1998. The options grants for fiscal 1998 to Messrs. DiRomualdo, Mrkonic, Quinnell, and Flanagan, covering 123,947, 84,750, 96,270, and 72,804 shares, respectively, were made and reported in fiscal 1997. The salary and bonus to which the named officers were entitled for fiscal 1998 is as follows: Mr. DiRomualdo, $515,000 salary, $515,000 bonus; Mr. Mrkonic, $360,500 salary, $360,500 bonus; Mr. Pfeffer, $134,246 salary and no bonus; Mr. Quinnell, $400,000 salary, $400,000 bonus; Mr. Flanagan, $260,000 salary, $345,000 bonus. The salary and bonus to which the named officers were entitled for fiscal 1997 is as follows: Mr. DiRomualdo, $515,000 salary, $515,000 bonus; Mr. Mrkonic, $515,000 salary, $515,000 bonus; Mr. Quinnell, $400,000 salary, $400,000 bonus; Mr. Flanagan, $260,000 salary, $345,000 bonus.

(2) The amount for Mr. Josefowicz reflects the difference between $13.31, the closing price for the Common Shares on November 15, 1999, and the purchase price of $10.65 paid by Mr. Josefowicz for the purchase of restricted Common Shares under the Management Stock Purchase Plan. The amount for Mr. Pfeffer reflects the difference between $23.25, the closing price for the Common Shares on November 13, 1998, and the purchase price of $18.60 paid by

    Mr. Pfeffer for the purchase of restricted Common Shares under the Management Stock Purchase Plan.

(3) "All Other Compensation" consists of employer contributions credited under the Borders Group Savings Plan and the taxable portion of Company provided life insurance for Messrs. DiRomualdo, Mrkonic, Quinnell and Flanagan. The amount shown for Mr. Josefowicz represents a one-time payment pursuant to the terms of his employment agreement. The amount shown for Mr. Pfeffer represents payments, other than salary, that were includable in Mr. Pfeffer's compensation for fiscal 1999. All of the payments to Mr. Pfeffer were applied to reduce the amount of his indebtedness to the Company. See "Settlement Agreement and Indebtedness of Management".

(4) Mr. DiRomualdo also served as Chief Executive Officer of the Company until November 16, 1998, and President and Chief Executive Officer from April 19, 1999 until November 15, 1999.

(5) Mr. Josefowicz became President and Chief Executive Officer of the Company on November 15, 1999.

(6) Mr. Pfeffer served as the Chief Executive Officer of the Company from November 16, 1998 until his resignation on April 19, 1999. He also resigned as a director of the Company on that date.

(7) Mr. Flanagan resigned as President of Borders Stores on January 21, 2000.

                       OPTION GRANTS IN FISCAL YEAR 1999

                                                                                    POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED
                            NUMBER OF        % OF TOTAL                             ANNUAL RATES OF STOCK
                            SECURITIES        OPTIONS                                PRICE APPRECIATION
                            UNDERLYING       GRANTED TO                              FOR OPTION TERM(3)
                             OPTIONS        EMPLOYEES IN   EXERCISE   EXPIRATION   -----------------------
           NAME              GRANTED        FISCAL YEAR     PRICE        DATE          5%          10%
           ----             ----------      ------------   --------   ----------       --          ---
Robert F. DiRomualdo......   125,763(1)         2.26%       $17.13      5/1/2001   $  220,753   $  452,275
                              69,063(1)         1.24%       $14.19    10/27/2001   $  100,433   $  205,765
                              60,000            1.08%       $13.88     10/5/2009   $  523,555   $1,326,791
George R. Mrkonic.........    94,322(1)         1.70%       $17.13      5/1/2001   $  165,565   $  339,205
                              30,000            0.54%       $13.88     10/5/2009   $  261,777   $  663,395
                             100,980(2)         1.82%       $15.69      4/5/2002   $  162,373   $  332,666
Gregory P. Josefowicz.....    90,000            1.62%       $13.31    11/14/2004   $  331,020   $  731,467
                             275,000            4.95%       $13.31    11/14/2009   $2,302,344   $5,834,592
Philip M. Pfeffer.........    45,787            0.82%       $17.13     7/20/1999   $   --       $   --
Bruce A. Quinnell.........    20,000            0.90%       $14.31     7/22/2009   $  180,021   $  456,209
                              50,000            0.36%       $13.88     10/5/2009   $  436,296   $1,105,659
Richard L. Flanagan.......    40,000            0.72%       $13.88     10/5/2009   $  349,037   $  884,527

-------------------------
(1) These options were granted in lieu of any salary or bonus for fiscal 1999.

(2) These options were granted in lieu of any salary or bonus for fiscal 2000.

(3) Represents hypothetical realizable value of the options granted at 5% and 10% annual appreciation over the option term from the share price at the date of grant.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

                                                                                              VALUE OF
                                                         # OF SECURITIES UNDERLYING          UNEXERCISED
                            SHARES                         UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS AT
                           ACQUIRED                           FISCAL YEAR END            FISCAL YEAR END(1)
                              ON                         --------------------------   -------------------------
          NAME             EXERCISE     VALUE REALIZED   EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
          ----             --------     --------------   -------------------------    -------------------------
Robert F. DiRomualdo....    224,948       $2,122,947          688,307/240,000            $2,263,218/$ 40,800
George R. Mrkonic.......     --              --               179,072/310,980            $   --    /$ 20,400
Gregory P. Josefowicz...     --              --                --    /365,000            $   --    /$456,250
Philip M. Pfeffer.......     --              --                     --    /--            $       --    /$ --
Bruce A. Quinnell.......    233,856       $2,004,739          229,060/358,528            $  712,131/$ 39,000
Richard L. Flanagan.....    127,252       $1,018,016          199,203/281,317            $  762,595/$ 27,200

-------------------------
(1) Calculated using the closing market price of the Common Stock of $14.56 on January 21, 2000, the last trading day in fiscal 1999, less the exercise price of the related options.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Company has entered into an employment agreement with Mr. Josefowicz, which provides for an annual salary of $650,000 and an annual "stretch" bonus opportunity of $650,000 if performance goals approved by the Compensation Committee are met for the applicable year. Pursuant to the agreement, Mr. Josefowicz (i) received the options set forth above under the caption "Option Grants in Fiscal Year 1999", (ii) purchased 90,000 shares of restricted Common Stock at a price of $ 10.65 per share (80% of the then fair market value) under the Company's Management Stock Purchase Plan; (iii) was paid $200,000 upon commencement of employment; and (iv) will be reimbursed for certain relocation and temporary living expenses. The agreement provides that, in the event of Mr. Josefowicz's termination of employment by the Company other than for Cause or Disability (each as defined in the agreement) or at the Mr. Josefowicz's election for Good Reason (as defined in the agreement, which includes a Change in Control as Good Reason), Mr. Josefowicz would be entitled to a severance payment equal to two times the sum of (i) Mr. Josefowicz's annual base salary in effect at the time of termination and (ii) the "on plan" bonus amount targeted for the fiscal year in which termination occurred. Such severance payment will be made in equal installments during the 24-month period following the month of termination. Mr. Josefowicz is under no obligation to seek employment during the first 12 months following such termination and the severance payments will not be affected by any compensation Mr. Josefowicz receives during such period. Following such 12-month period, Mr. Josefowicz has an obligation to use reasonable efforts to seek other employment and, to the extent that he earns cash compensation from such other employment, the Company's obligation to make severance payments will be correspondingly reduced.

     Effective January 24, 2000, the employment agreements of Messrs. DiRomualdo and Mrkonic were extended through the 2000 fiscal year. Under the terms of the revised agreements, Mr. DiRomualdo will continue to serve as Chairman and a member of Board and Mr. Mrkonic will continue to serve as a Vice Chairman and a member of the Board, through January 23, 2001. Each of their duties will involve approximately 50% of his time commitment as a full-time employee and each will be entitled to an annual salary of $257,500 and have bonus opportunity of $257,500. The revised agreements also prohibit competitive activities through December 31, 2002. The agreements provide that the officer's employment may be terminated only for Cause (as defined in the agreements) during the term of the agreements. Subsequent to the term, Messrs. DiRomualdo and Mrkonic may continue to serve as directors, subject to their annual election by shareholders, and employment may continue by the mutual agreement of the Board and the individual officer.

Mr. Mrkonic has elected to receive compensation replacement options in lieu of the salary and bonus for fiscal 2000 that he would otherwise be entitled to under the agreement.

     The Company has entered into certain severance and change in control agreements with the remaining executive officers. These agreements, which are substantially similar, generally provide that, in the event of the officer's termination of employment other than for Cause or Disability (as defined in the agreements) or at such officer's election for Good Reason (as defined in the agreements), the officer would be entitled to severance benefits. These severance benefits include: (i) cash payment of the officer's salary in effect through the month during which termination occurred, plus any other amount due to such officer under any bonus plan of the Company and (ii) monthly severance payments equal to (a) the officer's monthly base salary at the time of termination, plus (b) 1/12th of the threshold bonus amount for such officer for the fiscal year in which termination occurred. Such monthly severance payments commence in the month following termination and continue for 12 months, unless termination occurs within a two-year period following a Change in Control (as defined in the agreement) of the Company, in which case severance payments continue for 24 months and are equal to (x) the officer's monthly base salary at the time of termination or immediately prior to the Change in Control, whichever is greater, plus (y) 1/12th of the threshold bonus amount for such officer for the fiscal year in which termination occurred or the fiscal year immediately prior to the Change in Control, whichever bonus amount is greater.

     The Company estimates that if the employment of all 11 executive officers were terminated in 2000 following a Change in Control of the Company, the total severance payments to those persons under the agreements, as described above, would be approximately $8.9 million.

SETTLEMENT AGREEMENT AND INDEBTEDNESS OF MANAGEMENT

     Mr. Pfeffer resigned as Chief Executive Officer and a director of the Company effective as of April 20, 1999. Prior to his resignation, Mr. Pfeffer had an employment agreement with the Company which provided for an annual salary of $700,000 and, commencing in fiscal 1999, an annual bonus opportunity of $500,000. The agreement provided that, in the event of Mr. Pfeffer's termination of employment by the Company other than for Cause or Disability (each as defined in the agreement) or at Mr. Pfeffer's election for Good Reason (as defined in the Agreement), Mr. Pfeffer would be entitled to a severance payment equal to two times the sum of (i) Mr. Pfeffer's annual base salary in effect at the time of termination and (ii) the bonus amount targeted for the fiscal year in which termination occurred. Such severance payments were to be made in equal installments during the 24-month period following the month of termination, and were subject to reduction for amounts received from other employment after the first year.

     Pursuant to the terms of a settlement agreement (the "Settlement Agreement") dated as of April 20, 1999 executed by the Company and Mr. Pfeffer in connection with this resignation, the Company agreed to pay Mr. Pfeffer (i) $2.4 million as severance under his employment agreement (payable one-half in installments over the next twelve months and the remainder on April 20, 2000), and (ii) $1.5 million in consideration of his obligations and commitments under the Settlement Agreement, including non-competition and non-solicitation provisions, a general release and commitments to cooperate with information requests from the Company and to reasonably assist the Company with respect to any pending or future dispute resolutions. The non-competition and non-solicitation provisions will be in effect for three years from the date of the Settlement Agreement. Pursuant to the Management Stock Purchase Plan, the Company also paid to Mr. Pfeffer approximately $917,331 in cancellation of the 53,763 Common Shares that he purchased under that Plan. All of the payments described above, net of any withholding taxes, have been and will be applied toward the repayment of Mr. Pfeffer's promissory note to the Company until the note is repaid in full. The Company also reimbursed Mr. Pfeffer for $30,000 of expenses relating to the separation, and assumed his apartment lease in Ann Arbor, MI. The Separation Agreement terminated Mr. Pfeffer's employment agreement, except that his registration rights with respect to 400,000 shares of Common Stock remain in effect.

     In connection with Mr. Pfeffer's purchase of shares from the Company during 1998, the Company made a loan to him in the principal amount of $6.3 million. All of the proceeds of the loan were used to pay a portion of the purchase price of the shares. The interest rate under the loan is a floating rate equal to the US Dollar Euro-Rate (as defined in the Company's Credit Agreement) plus 0.325% per annum, with such rate being based upon the Company's borrowing rate. The loan constitutes full recourse debt which is collateralized by the shares acquired with the proceeds of the loan and other securities. The term of the loan was to be ten years, except that the entire outstanding principal and interest was to be due on the 90th day following the date upon which Mr. Pfeffer ceased for any reason to be an employee of the Company. Pursuant to the Settlement Agreement, the term of the note was extended until April 20, 2000. The principal amount of the indebtedness outstanding on March 29, 2000 was approximately $2.0 million.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES APPLICABLE TO EXECUTIVE OFFICERS

     The Compensation Committee (the "Committee") is comprised of two independent, non-employee directors who have no "interlocking" relationships as defined by the Commission. The Committee's goal is to ensure the establishment of executive compensation policies and practices that will enable the Company to attract, retain, and motivate outstanding management that will drive superior operating performance.

     The Committee has established an executive compensation philosophy that is designed to foster a performance oriented and equity based ownership culture. In establishing a compensation program consistent with that philosophy, the Committee has focused on providing: (i) a mix of cash, bonus and equity incentives that is intended to generate below- market compensation in the event of poor operating performance and above-market compensation in the event of superior performance; (ii) an orientation toward equity incentives that includes a combination of stock and options and encourages some investment in the Company on the part of management; and (iii) a greater proportion of performance-based compensation relative to base salary at higher levels of responsibility.

     The primary components of the Company's executive compensation program are:
(a) base salary; (b) annual cash bonus incentive opportunities provided through the Annual Incentive Bonus Plan; (c) long-term incentive opportunities provided through the Stock Option Plan; and (d) Common Stock purchase opportunities under the Management Stock Purchase Plan. Each of these components is discussed separately in this report.

     The Committee relates total compensation levels for executive officers to compensation paid to executives at other companies. The companies chosen as the basis of comparison are other retailers that the Company believes most closely resemble itself in terms of compensation philosophy and performance objectives.

BASE SALARY

     The objective of the Company is to drive base salary levels that are competitive and close to the average of the average of salaries provided by comparable retailers. The "market" rate for salaries provided by comparable retailers is determined from information gathered from published surveys. With respect to the $650,000 base salary established for Mr. Josefowicz, the Committee believes that such base salary is an appropriate "market" wage.

ANNUAL CASH INCENTIVES

     Under the Company's Annual Incentive Bonus Plan (the "Bonus Plan"), executive officers are eligible to receive cash awards based on the Company's attainment of specific performance goals. The performance goals may be different from year to year, expressed in either quantitative and/or qualitative terms, and to the extent applicable, performance against these goals must be determined in accordance with generally accepted accounting principles and reported upon by the Company's independent public accountants.

     Generally, target incentive bonus opportunities are expressed as a dollar amount based upon a percentage of the executives' actual base salary. The Bonus Plan requires that a threshold level of performance be met, below which no bonus award would be paid and levels of performance at which specified percentages of the target bonus would be paid. The performance criteria are based upon the Company's attainment of specified levels of earnings and the executive's satisfaction of individual objectives.

     For any bonus earned, the Bonus Plan requires each executive officer to take a minimum of 20% and a maximum of 100% of their actual bonus award in the form of restricted Common Stock subject to the terms and conditions of the Management Stock Purchase Plan.

LONG TERM INCENTIVES

     The Company attempts to foster an ownership culture that encourages deep personal commitment and superior performance by its executive officers. To promote that culture, the Company has adopted a Stock Option Plan and a Management Stock Purchase Plan. Both Plans are intended to align the executive officers' interests with the long-term interests of the Company's stockholders by providing incentives that focus attention on managing the Company from the perspective of an owner.

     The Stock Option Plan provides for the grant at fair market value of stock options with such vesting and exercise periods as the Committee may determine. In determining the number of shares in a stock option grant, the Committee takes into consideration the individual's performance, the level of the position, and the individual's present and potential contribution to the success of the Company.

     Under the Management Stock Purchase Plan, the executive officers of the Company are required to designate a minimum of 20%, and may designate up to 100%, of their annual bonus for the purchase of restricted shares of common stock at a 20% discount from the fair market value of the stock. In addition, under the Plan, executive officers are given a one-time opportunity to purchase up to $1,000,000 in restricted shares. If the employee ceases to be an employee during the three year restricted period, he or she generally will receive unrestricted shares or cash equal in value to the lesser of cost or market value of the restricted shares. However, in the event of termination by the Company without cause, a participant will receive unrestricted shares or cash equal in value to (i) the market value of a percentage of restricted shares, such percentage being based upon the number of months of employment during the restricted period, and (ii) with respect to the balance of the shares, the lesser of cost or market value of such shares.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Committee believes that Mr. Josefowicz's compensation arrangement is consistent with the policies described above. The salary of $650,000 is intended to provide a "market " salary and the combination of bonus opportunity, options and share purchase rights granted to Mr. Josefowicz provide the mix of incentive compensation and individual investment contemplated by the Committee's policies.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy to $1 million, unless certain requirements are met.

     The Committee intends to consider carefully any plan or compensation arrangement that would result in the disallowance of compensation deductions. It will use its best judgment in such cases, however, taking all factors into account, including the materiality of any deductions that may be lost.

CONCLUSION

     As described above, the Company's executive compensation program is intended to provide a mix of base compensation and incentives that will provide superior compensation levels only in the event of superior operating and share price performance. As such, it is intended that there be a direct alignment of the long-term interests between the executives and the stockholders of the Company.

                                          Peter Formanek
                                          Larry Pollock

                            STOCK PERFORMANCE GRAPH

     The following line graph compares the cumulative total stockholder return on the Company's Common Stock from May 24, 1995, the date of the Company's Initial Public Offering of the Company's Common Stock, through January 23, 2000, with the cumulative total return on the Standard & Poor's 500 Stock Index ("S&P 500") and a specialty retail index supplied by Worden Brothers, Inc., which includes the collective performance of 22 specialty retailers for the same period. In accordance with the rules of the Securities and Exchange Commission, the returns are indexed to a value of $100 at May 24, 1995.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
              BORDERS GROUP, INC., SPECIALTY RETAIL INDEX, S&P 500 [PERFORMANCE GRAPH]

                                                   BORDERS GROUP, INC.       SPECIALTY RETAIL INDEX              S&P 500
                                                   -------------------       ----------------------              -------
5/24/95                                                  100.00                      100.00                      100.00
7/21/95                                                  113.08                      110.57                      105.72
10/20/95                                                 110.70                      100.07                      112.19
1/26/96                                                  131.31                       96.59                      118.71
4/26/96                                                  220.48                      131.19                      124.79
7/26/96                                                  222.99                      122.68                      121.44
10/25/96                                                 211.36                      136.10                      133.85
1/24/97                                                  246.90                      127.16                      147.14
4/25/97                                                  277.41                      140.67                      146.16
7/25/97                                                  345.18                      161.48                      179.28
10/24/97                                                 343.46                      175.19                      179.82
1/23/98                                                  414.53                      173.62                      182.87
4/24/98                                                  421.93                      208.44                      211.57
7/24/98                                                  450.86                      223.67                      217.86
10/23/98                                                 318.76                      192.36                      204.46
1/22/99                                                  246.90                      242.64                      233.97
4/25/99                                                  192.34                      294.05                      259.11
7/25/99                                                  190.75                      309.19                      259.13
10/24/99                                                 161.82                      301.36                      248.57
1/23/00                                                  192.34                      279.30                      275.25

                                   PROPOSAL 2

   APPROVAL OF AN AMENDMENT TO THE COMPANY'S ANNUAL INCENTIVE BONUS PLAN AND REAFFIRMATION OF THE PERFORMANCE GOALS AND MAXIMUM AMOUNT PAYABLE UNDER THE PLAN

DESCRIPTION OF AMENDMENT

     The Company's Annual Incentive Plan was established in February of 1995. Prior to the amendment for which stockholder approval is being requested, the Plan provided that no bonuses could be granted under the Plan with respect to any year after fiscal 1999. The amendment extends the term of the Plan until it is terminated by the Board of Directors.

BACKGROUND INFORMATION

     The stockholders of the Company are being asked to approve the amendment to preserve the Company's tax deduction with respect to bonuses earned under the Plan by the chief executive officer and the four (4) other highest paid officers, and to re-affirm the performance goals and the maximum amount payable under the Plan.

     Section 162(m) under the Code generally limits the deductibility of compensation paid to the chief executive officer and the four (4) other highest paid officers to $1,000,000 per year. Performance-based compensation is not subject to this limitation on deductibility. Compensation qualifies as performance-based only it is payable on account of performance and satisfies certain other requirements, one of which is that the plan under which the compensation is payable be approved by stockholders. The Code also requires that the stockholders re-affirm the performance goals and the maximum amount payable under the Plan every five years, and approval of the amendment will constitute such reaffirmation.

     THE ADOPTION OF THE PROPOSAL WILL BE A TAX BENEFIT TO THE COMPANY AND THE FAILURE TO ADOPT THE PROPOSAL WILL DEPRIVE THE COMPANY OF THIS TAX BENEFIT.

DESCRIPTION OF PLAN

     The Annual Incentive Bonus Plan (the "Annual Bonus Plan" ) is administered by the Compensation Committee and is intended to serve as a qualified performance-based compensation program under Section 162(m) of the Code.

     Such officers and key employees of the Company and its subsidiaries as are designated by the Committee are eligible to participate in the Annual Bonus Plan. Except as otherwise provided in the Plan, the Annual Bonus Plan provides for the payment of annual incentive cash bonus awards to participants if, and only to the extent that, annual performance goals established by the Committee are met and only if the participant is employed by the Company on the date the bonus is paid (or the last day of the fiscal year if the Committee so determines).

     The goals established by the Committee can be expressed in terms of the Company's return on equity, assets, capital or investment; either pre-tax or after-tax profit levels of the Company and /or the Company's subsidiaries; expense reduction levels; implementation of critical projects or processes; level of sales; and/or changes in the market price of the Company's stock. The goals can include standards for minimum attainment, target attainment and maximum attainment. The goals established by the Committee can be (but need not be) different each year and different goals may be applicable to different participants. All determinations with respect to performance goals under the Annual Bonus Plan will be made in accordance with generally accepted accounting principles.

     A participant's target incentive bonus for each fiscal year is generally expressed as a dollar amount based upon the participant's salary at the beginning of such year. The actual amount of bonus payable under the Annual Bonus Plan is generally expressed as a percentage of the participant's target bonus, which percentage will vary depending upon the extent to which the performance goals have been attained. However, the annual bonus of the Company's Chief Executive Officer under the Annual Bonus Plan may not exceed three times the salary midpoint for that salary grade at the beginning of such year, as determined by the Committee prior to the beginning of such year on competitive data, including a survey of comparable companies, and the annual bonus for each of the four (4) other highest paid officers under the Annual Bonus Plan may not exceed two times the salary midpoint for such officer's salary grade at the beginning of such year. In addition, the amount of the bonus paid to any participant for any fiscal year may not exceed $900,000. Generally, before any awards for a particular year can be paid to the chief executive officer and the four (4) other highest paid officers of the Company, the Committee must certify the extent to which performance goals were satisfied.

     All participants are required to receive 20% of their annual incentive bonus (less certain payroll deductions) in restricted shares in accordance with the terms and conditions of the Company's Management Stock Purchase Plan. At the election of each participant, he or she may elect to receive up to 100% of his or her annual incentive bonus (less certain payroll deductions) in restricted stock. Restricted shares are purchased at a 20% discount from their market value and are restricted for three years. If the employee ceases to be an employee during the restricted period, he or she generally will receive unrestricted shares or cash equal in value to the lesser of cost or market value of the restricted shares. However, in the event of termination by the Company without cause, a participant will receive unrestricted shares or cash equal in value to
(i) the market value of a percentage of restricted shares, such percentage being based upon the number of months of employment during the restricted period, and
(ii) with respect to the balance of the shares, the lesser of cost or market value of such shares.

     No shares of any Common Stock will be issued under the Annual Bonus Plan. To the extent that annual incentive bonuses are paid in Restricted Shares, such Restricted Shares are issued under, and subject to the terms and conditions of, the Management Stock Purchase Plan or, with respect to certain Restricted Shares purchased at the time of the Company's initial public offering, the Stock Option Plan.

     For fiscal 1999: (i) 162 employees participated in the Plan; (ii) no bonuses were paid under the Plan to the executive officers of the Company; and
(iii) bonuses aggregating approximately $2.0 million were paid to other employees participating in the Plan.

     If stockholders approve the amendment, the Plan will remain in effect until the Board of Directors terminates it.

     The Board can from time to time amend, suspend or discontinue the Annual Bonus Plan; provided, however, that no amendment which requires stockholder approval in order for the Annual Bonus Plan to continue to comply with Code
Section 162(m) will be effective unless it receives the requisite stockholder approval. In addition, the Committee can make such amendments as it deems necessary to comply with other applicable laws, rules and regulations.

     The foregoing is a summary of the terms of the Annual Bonus Plan and does not purport to be complete. Reference is made to the Annual Bonus Plan, a copy of which is attached hereto as Appendix A, for a complete statement of the terms of the Plan.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     As of the March 29, 2000 Record Date, the Common Stock was held of record by 4,521 stockholders. The following table sets forth certain information concerning the beneficial ownership of Common Stock and Share Units by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock, by each director, by the executive officers named in the Summary Compensation table above, and by all directors and executive officers as a group, as of the Record Date. Except as otherwise indicated, all persons below have (i) sole voting power and dispositive power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) beneficial ownership with respect to their shares of Common Stock or Share Units.

                                                                  NUMBER OF
                                                                  SHARES OF        PERCENT OF
                                                                COMMON STOCK      COMMON STOCK
                      NAME AND ADDRESS                        OR SHARE UNITS(1)   OUTSTANDING
                      ----------------                        -----------------   ------------
Dreman Value Management, L.L.C. ............................  10,329,185(2)(13)       13.2%
  100 Exchange Place
  Jersey City, NJ 07302
Scudder Kemper Investments, Inc. ...........................   7,484,925(3)(13)        9.6%
  345 Park Avenue
  New York, NY 10154
Lazard Freres & Co.LLC......................................    4,030,932(4)           5.2%
  30 Rockefeller Plaza
  New York, NY 10020
Robert F. DiRomualdo........................................    1,873,799(5)           2.4%
Bruce A. Quinnell...........................................      512,159(6)         *
Richard L. Flanagan.........................................      360,005(7)         *
Philip M. Pfeffer...........................................      300,200(8)
George R. Mrkonic...........................................      348,063(9)         *
Gregory P. Josefowicz.......................................       90,000
Peter R. Formanek...........................................       67,010(10)        *
Larry Pollock...............................................       39,812(11)        *
Victor L. Lund..............................................        6,580            *
Edna Greene Medford.........................................        4,575
Beth M. Pritchard
Directors and Executive Officers as a Group.................    3,794,155(12)          4.9%

-------------------------
  *  Represents less than one percent.

 (1) All figures set forth below represent shares of or the right to acquire Common Stock, except that, of the figures shown for Mr. DiRomualdo 995,692 represent Share Units. Share Units represent a general, unfunded and unsecured promise by the Company to deliver shares to Mr. DiRomualdo at a later date in accordance with the Deferral Agreement between Mr. DiRomualdo and the Company. Share Units do not have voting rights.

 (2) Dreman Value Management L.L.C. has sole dispositive power with respect to all of the shares, sole voting power with respect to 9,399,558 shares and no shared dispositive or voting power.

 (3) Scudder Kemper Investments Inc. has sole dispositive power with respect to all of the shares, sole voting power with respect to 7,484,825 shares and no shared voting or dispositive power.

 (4) Lazard Freres & Co.LLC has sole dispositive power with respect to all of the shares, sole voting power with respect to 3,184,840 shares and no shared dispositive or voting power.

 (5) Includes 995,692 Share Units, and 688,307 options that are exercisable within 60 days.

 (6) Includes 107,743 options that are exercisable within 60 days, 20,000 shares held by spouse and 6,144 shares held under the Borders Group, Inc., 401 (k) Savings Plan.

 (7) Includes 199,203 options that are exercisable within 60 days.

 (8) Includes 200 shares of Common stock held by spouse. Mr. Pfeffer disclaims beneficial ownership of the shares held by his spouse.

 (9) Includes 179,032 options that are exercisable within 60 days, 5,563 shares held under the Borders Group, Inc. 401(k) Savings Plan and 4,050 shares of Common Stock held in custodial accounts for Mr. Mrkonic's children.

(10) Includes 10,000 options that are exercisable within 60 days.

(11) Includes 15,000 options that are exercisable within 60 days.

(12) Includes 1,376,427 options that are exercisable within 60 days.

(13) The information set forth in this table is based upon the reports filed with the Securities and Exchange Commission as of the date of the printing of this Proxy Statement. Scudder Kemper Investments, Inc. has advised the Company orally that the shares that it has reported are also included in the shares reported by Dreman Value Management, L.L.C.

                          SELECTION OF INDEPENDENT AUDITORS

     PricewaterhouseCoopers, LLP has been selected by the Board of Directors of the Company to serve as the Company's independent auditors for the 2000 fiscal year. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting with the opportunity to make a statement about the Company's financial condition, if they desire to do so, and to respond to appropriate questions.

                                 ANNUAL REPORT

     Copies of the Company's 1999 Annual Report to Stockholders, which includes audited financial statements, are being mailed to stockholders with this Proxy Statement. Additional copies are available without charge on request. Requests should be addressed to Marilyn Horn, Investor Relations, Borders Group, Inc., 100 Phoenix Drive, Ann Arbor, Michigan 48108-2202.

                           PROPOSALS OF STOCKHOLDERS

     In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, any stockholder proposals intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Company no later than December 26, 2000 in order to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting.

     Section 8 of Article II of the Company's By-Laws provides that, for nominations or other business to be properly brought before any annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company and such other business must be a proper matter for stockholder action. For stockholder proposals to be presented at the 2001 Annual Meeting of Stockholders (other than stockholder proposals set forth in the Company's proxy statement), a stockholder's notice must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than February 23, 2001 or prior to January 24, 2001; provided, however, that in the event that the date of the 2001 Annual Meeting is before April 24, 2001 or after July 23, 2001, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. A public announcement of an adjournment of an annual meeting will not commence a new time period for giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

     Notwithstanding the rules set forth above, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement naming all the nominees for director or specifying the size of the increased Board of Directors made by the Company at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

     The term "public announcement" means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act.

     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE COMPANY'S FISCAL YEAR ENDED JANUARY 23, 2000 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO MARILYN HORN, INVESTOR RELATIONS, BORDERS GROUP, INC., 100 PHOENIX DRIVE, ANN ARBOR, MICHIGAN 48108-2202.

                                                                      APPENDIX A

                              BORDERS GROUP, INC.

                          ANNUAL INCENTIVE BONUS PLAN

1. Purposes.

     The purposes of Borders Group, Inc. Annual Incentive Bonus Plan (the "Plan") are to attract and retain highly-qualified executives by providing appropriate performance-based short-term incentive awards, to align executive and shareholder long-term interests by creating a direct link between executive compensation and shareholder return, and to enable certain executives, through the mandatory and optional share purchase features of the Management Stock Purchase Plan, to develop and maintain a substantial stock ownership position in the Company's Shares. An additional purpose of the Plan is to serve as a qualified performance-based compensation program under Section 162(m) of the Internal Revenue Code of 1986, as amended, in order to preserve the Company's tax deduction for compensation paid under the Plan to Covered Employees.

2. Definitions.

     The following terms, as used herein, shall have the following meanings:

          (a) "Board" shall mean the Board of Directors of the Company.

          (b) "Bonus" shall mean any annual incentive bonus award granted pursuant to the Plan; the payment of any such award shall be contingent upon the attainment of Performance Goals with respect to a Plan Year.

          (c) "Change in Control" shall mean the occurrence of an event described in Section 6(e) hereof.

          (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          (e) "Committee" shall mean the Compensation Committee of the Board.

          (f) "Company" shall mean Borders Group, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

          (g) "Covered Employee" shall have the meaning set forth in Section 162(m)(3) of the Code (or any successor provision).

          (h) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (i) "Management Stock Purchase Plan" (or "MSPP") shall mean Borders Group, Inc. Management Stock Purchase Plan, as amended from time to time.

          (j) "MSPP Participant" shall mean an officer of the Company or one of its Subsidiaries who is designated to participate in the MSPP during the MSPP's plan year which runs concurrently with the relevant Plan Year of the Plan.

          (k) "Participant" shall mean an officer or other employee of the Company or one of its Subsidiaries who is eligible to participate herein pursuant to Section 3 of the Plan and for whom a target Bonus is established with respect to the relevant Plan Year.

          (l) "Performance Goal(s)" shall mean the criteria and objectives which must be met during the Plan Year as a condition of the Participant's receipt of payment with respect to a Bonus, as described in Section 5 hereof.

          (m) "Plan" shall mean Borders Group, Inc. Annual Incentive Bonus Plan, as amended from time to time.

          (n) "Plan Year" shall mean the Company's fiscal year.

          (o) "Restricted Shares" shall mean the Shares in which a Bonus is partially or wholly payable pursuant to Section 6(d) hereof; such Restricted Shares are issuable pursuant to the Management Stock Purchase Plan or the Stock Option Plan.

          (p) "Shares" shall mean common shares, $.001 par value, of the Company.

          (q) "Stock Option Plan" shall mean the Borders Group, Inc. Stock Option Plan, as amended from time to time.

          (r) "Subsidiary" shall mean any subsidiary of the Company which is designated by the Board or the Committee to have any one or more of its employees participate in the Plan.

3. Eligibility.

     All Company officers and such key employees of the Company and its Subsidiaries as are designated by the Committee shall participate in the Plan. In determining the persons to whom Bonuses shall be granted, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

4. No Shares Subject to the Plan.

     No Shares of the Company shall be reserved for, or issued under, the Plan. To the extent that annual bonuses are paid in Restricted Shares, such Restricted Shares shall be issued under, and subject to the terms and conditions of, the Management Stock Purchase Plan or the Stock Option Plan, as the case may be.

5. Performance Goals.

     Performance Goals may be expressed in terms of (i) the Company's return on equity, assets, capital or investment, (ii) pre-tax or after-tax profit levels of the Company or the Subsidiaries or any combination thereof, (iii) expense reduction levels, (iv) implementation of critical projects or processes,
(v) level of sales and/or (vi) changes in market price of the Shares. To the extent applicable, any such Performance Goal shall be determined in accordance with generally accepted accounting principles and reported upon by the Company's independent accountants. Performance Goals shall include a threshold level of performance below which no Bonus payment shall be made, levels of performance at which specified percentages of the target Bonus shall be paid, and a maximum level of performance above which no additional Bonus shall be paid. The Performance Goals established by the Committee may be (but need not be) different each Plan Year and different goals may be applicable to different Participants.

6. Bonuses.

          (a) In General. For each Plan Year, the Committee shall specify the Performance Goals applicable to such Plan Year and the amount of the target Bonus for each Participant with respect to such Plan Year. A Participant's target Bonus for each Plan Year shall be expressed as either a dollar amount or as a percentage of the salary midpoint for the Participant's salary grade. Unless otherwise provided by the Committee in its discretion in connection with terminations of employment, or except as set forth in
     Section 6(e) hereof, payment of a Bonus for a particular Plan Year shall be made only if all of the following conditions are satisfied: (i) the Performance Goals with respect to such Plan Year are attained, (ii) the Participant has satisfied any individual performance goals established for such Participant by his or her supervisor (or by the Committee in accordance with Section 162(m) of the Code in the case of any participant who is a Covered Employee), and (iii) the Participant is employed by the Company or one of its Subsidiaries on the date of payment of the Bonus (or, alternatively, on the last day of the Plan Year, if the Committee shall have substituted such alternative requirement for all Participants at the time it established the Performance Goals for such Plan Year). The actual amount of a Bonus payable under the Plan shall be determined as a percentage of the Participant's target Bonus, which percentage shall vary depending upon the extent to which the Performance Goals have been attained and may be lesser than, greater than, or equal to 100%. The Committee may, in its discretion, reduce or eliminate the amount payable to any Participant (including a Covered Employee), in each case based upon such factors as the Committee may deem relevant, but shall not increase the amount payable to any Covered Employee. With respect to the 1995 Plan Year, those employees of the Company and its subsidiaries who are participants in the Kmart Corporation Annual Incentive Bonus Plan for Kmart Corporation's 1995 fiscal year shall be participants in Compensation and Incentives Committee with respect to each such participant shall be the performance goals and target bonus for the 1995 Plan Year hereunder with respect to such participant, and the calculation of bonus amounts shall take into account the Company's entire 1995 fiscal year. Notwithstanding any other provision of the Plan, the actual Bonus paid to any Participant in the Plan for any plan year shall not exceed $900,000.

          (b) Special Limitation on Certain Bonuses. Notwithstanding anything to the contrary contained in this Section 6, the actual Bonus paid to the Company's Chief Executive Officer under the Plan for any Plan Year may not exceed three times the salary midpoint for the salary grade of the Chief Executive Officer, as determined by the Committee prior to the beginning of such Plan Year based on competitive data, including a survey of comparable companies; and the Bonus for each other Covered Employee under the Plan may not exceed two times the salary midpoint (as of the beginning of such Plan
     Year) for such Covered Employee's salary grade, as so determined by the Committee prior to the beginning of such Plan Year.

          (c) Time of Payment. Unless otherwise determined by the Committee, or except as provided in Section 6(e) hereof, all payments in respect of Bonuses granted under this Section 6 shall be made within a reasonable period after the end of the Plan Year. In the case of Participants who are Covered Employees, unless otherwise determined by the Committee in connection with terminations of employment and except as provided in
     Section 6(e) hereof, such payments shall be made only after achievement of the Performance Goals has been certified by the Committee.

          (d) Form of Payment. Payment of each Participant's Bonus for any Plan Year (other than an MSPP Participant's Bonus) shall be made in cash. Except as provided in Section 6(e) hereof, payment of at least 20 percent of each MSPP Participant's Bonus for any Plan Year (less applicable payroll deductions, which shall not include Federal income tax withholding) shall be made in Restricted Shares pursuant to, and subject to the terms and conditions of, the Management Stock Purchase Plan, unless at least 20 percent of such Annual Bonus is being used to acquire Restricted Shares pursuant to (and subject to the terms and conditions of) "Management Stock Purchase Options" under the Stock Option Plan (as defined therein). At the election of each MSPP Participant (made in accordance with the terms and conditions of the Management Stock Purchase Plan), up to 100 percent of the MSPP Participant's Bonus for any Plan Year (less applicable payroll deductions, which shall not include Federal income tax withholding) shall be paid in Restricted Shares pursuant to, and subject to the terms and conditions of, the Management Stock Purchase Plan, to the extent that such Annual Bonus is not being used to acquire Restricted Shares pursuant to (and subject to the terms and conditions of) Management Stock Purchase Options under the Stock Option Plan. The amount of the Bonus being paid in Restricted Shares shall, subject to the final sentence of this paragraph, be calculated as follows: (i) multiply the gross Bonus by the aggregate percentage of the Bonus being paid in Restricted Shares, and (ii) subtract applicable payroll deductions from the result. The number of Restricted Shares to be paid shall be calculated in accordance with the Management Stock Purchase Plan. Payment of the balance of the MSPP Participant's Bonus for any Plan Year shall be made in cash. Payments of portions of any Bonuses made in Restricted Shares pursuant to the Management Stock Purchase Plan may be referred to therein as "purchases" of such Shares. Notwithstanding the foregoing, all of the portion, if any, of the

     Bonus of each Management Stock Purchase Plan Participant above his or her "stretch" Bonus, shall be paid in Restricted Shares.

          (e) Change in Control. Notwithstanding any other provision of the Plan to the contrary, (i) if a "Change in Control" of the Company (as defined in this Section 6(e)) shall occur following a Plan Year as to which the Committee has determined the actual Bonuses to be paid (but such Bonuses have not yet been paid), such Bonuses shall be paid immediately in cash,
     (ii) if a Change in Control shall occur following a Plan Year as to which the Committee has not yet determined the actual Bonuses to be paid, such Bonuses shall be immediately determined and paid in cash, and (iii) if a Change in Control shall occur during a Plan Year as to which target Bonuses have been established (but the actual Bonuses to be paid have not yet been determined), such Plan Year shall be deemed to have been completed, the target levels of performance set forth under the respective Performance Goals shall be deemed to have been attained, and a pro rata portion of the Bonus so determined for each Participant for such partial Plan Year (based on the number of full and partial months which have elapsed with respect to such Plan Year) shall be paid immediately in cash to each Participant for whom a target Bonus for such Plan Year was established. Notwithstanding any other provision of the Plan to the contrary, in no event shall the initial public offering of the Shares be treated as a Change in Control of the Company for purposes of this Plan.

     For purposes of this Section 6, a Change in Control of the Company shall occur upon the first to occur of the following:

             (i) the "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 20% of the combined voting power of the Company is acquired by any "person," as defined in sections 13(d) and 14(d) of the Exchange Act (other than Kmart Corporation, the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Shares of the Company, or any "person" acquiring such securities in a sale or transfer by Kmart Corporation in a transaction not involving a public offering), or

             (ii) the shareholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan of liquidation, or

             (iii) during any period of three consecutive years beginning after the completion of the initial public offering of the Shares, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period or whose election or nomination was previously so approved).

7. Administration.

     Prior to the completion of the initial public offering of the Shares, the Plan shall be administered by the Board (which, during such period, shall have all the powers given herein to the Committee). From and after the completion of such offering, the Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Bonuses; to determine the persons to whom and the time or times at which Bonuses shall be granted; to determine the terms, conditions, restrictions and performance criteria relating to any Bonus; to make adjustments in the Performance

Goals in response to changes in applicable laws, regulations, or accounting principles; except as otherwise provided in Section 6(a) hereof, to adjust compensation payable upon attainment of Performance Goals; to construe and interpret the Plan and any Bonus; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

     The Committee shall consist of two or more persons each of whom is an "outside director" within the meaning of Section 162(m) of the Code. The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by unanimous written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

     No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Bonus granted hereunder.

8. General Provisions.

          (a) Compliance with Legal Requirements. The Plan and the granting of Bonuses, and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

          (b) No Right To Continued Employment. Nothing in the Plan or in any Bonus granted shall confer upon any Participant the right to continue in the employ of the Company or any of its Subsidiaries or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

          (c) Withholding Taxes. The Company or Subsidiary employing any Participant shall deduct from all payments and distributions under the Plan any taxes required to be withheld by federal, state or local governments.

          (d) Amendment and Termination of the Plan. The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no amendment which requires stockholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. Additionally, the Committee may make such amendments as it deems necessary to comply with other applicable laws, rules and regulations. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant's consent, under any Bonus theretofore granted under the Plan.

          (e) Participant Rights. No Participant shall have any claim to be granted any Bonus under the Plan, and there is no obligation for uniformity of treatment for Participants.

          (f) Unfunded Status of Bonuses. The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments which at any time are not yet made to a Participant pursuant to a Bonus, nothing contained in the Plan or any Bonus shall give any such Participant any rights that are greater than those of a general creditor of the Company.

          (g) Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

          (h) Effective Date. The Plan shall take effect upon its adoption by the Board, but the Plan (and any grants of Bonuses made prior to the shareholder approval mentioned herein) shall be subject to the requisite approval of the shareholders of the Company. In the absence of such approval, such Bonuses shall be null and void.

          (i) Interpretation. The Plan is designed and intended to comply with
     Section 162(m) of the Code, to the extent applicable, and all provisions hereof shall be construed in a manner to so comply.

          (j) Term. The Plan shall remain in effect until terminated by the Board, except that no Bonus may be paid to any Covered Employee with respect to any Plan Year after fiscal 1999 unless and until the extension of the term of the Plan beyond fiscal 1999 is approved by the shareholders of the Company.

                                __                                                                                       |
[ X ]     PLEASE MARK YOUR     |                                                                                         |   5941
          VOTES AS IN THIS     |                                                                                         |_______
          EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BELOW. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR
THE ELECTION OF THE COMPANY'S NOMINEES TO SERVE AS DIRECTORS. As to any other business that may come before the Annual Meeting or any adjournment thereof, this Proxy will be voted in the discretion of the Proxies.
----------------------------------------------------------------------------------------------------------------------------------
The Board of Directors recommends a vote "FOR" the election of the Company's nominees to serve as Directors and "FOR" the proposal relating to the Company's Annual Incentive Plan.
----------------------------------------------------------------------------------------------------------------------------------

                       FOR   WITHHELD                                                                          FOR  AGAINST  ABSTAIN
1.Election of                           2. Approval of an amendment to extend the term of the Company's        [ ]    [ ]      [ ]
  Directors. (See      [ ]     [ ]         Annual Incentive Bonus Plan and to re-affirm the performance goals
  reverse side)                            and maximum amounts payable under the Plan.

For, except vote withheld from the following nominee(s):


_________________________________
                                         The undersigned hereby revokes all proxies given by the undersigned to vote at the
                                         Annual Meeting or any adjournments thereof.

                                         (Please sign exactly as name appears above. Joint owners should all sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, sign full corporate name by duly authorized officer who adds his or her name and title.)



                                           _________________________________________________________________________________________


                                           _________________________________________________________________________________________
                                                SIGNATURE(S)                                                   DATE

------------------------------------------------------------------------------------------------------------------------------------
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                                TELEPHONE AND INTERNET VOTING

If you would prefer, you may vote your shares through the Internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares through the Internet or the telephone you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1.    To vote over the Internet:
         - Log on to the Internet and go to the website HTTP://WWW.EPROXYVOTE.COM/BGP

2.    To vote over the telephone:
         - On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week

Your Internet or telephone vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

IF YOU CHOOSE TO VOTE YOUR SHARES THROUGH THE INTERNET OR THE TELEPHONE, THERE IS NO NEED FOR YOU TO MAIL
BACK YOUR PROXY CARD.

PROXY

                               BORDERS GROUP, INC.
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                THE MAY 24, 2000, ANNUAL MEETING OF STOCKHOLDERS

   The undersigned hereby appoints Robert F. DiRomualdo, Gregory P. Josefowicz and Thomas D. Carney, or any of them, with full power of substitution, as Proxies, and hereby authorizes them to represent the undersigned and to vote all shares of common stock of Borders Group, Inc. (the "Company"), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Borders Group, Inc., to be held on May 24, 2000, or any adjournment, upon all matters that may properly come before the meeting.

Your vote with respect to the following matters may be indicated on the reverse side:
1. The election of eight directors. The Company's nominees are: 01) Robert F. DiRomualdo, 02) Peter R. Formanek, 03) Gregory P. Josefowicz, 04) Victor L. Lund, 05) Dr. Edna Greene Medford, 06) George R. Mrkonic, 07) Larry Pollock, and 08) Beth M. Pritchard.

2. Approval of an amendment to extend the term of the Company's Annual Incentive Bonus Plan and to re-affirm the performance goals and maximum amounts payable under the Plan.

   PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

   IF YOU DO NOT SIGN AND RETURN A PROXY, OR ATTEND THE MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED.
                                ----------------
                                SEE REVERSE SIDE
                                ----------------
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